Exhibit 5.3

ICE MILLER LLP
One American Square, Suite 2900
Indianapolis, Indiana 46282
April 30, 2013
Biomet, Inc.
56 East Bell Drive
Warsaw, Indiana 46582

Ladies and Gentlemen:
We have acted as special Indiana counsel to Biomet, Inc., an Indiana corporation (the "Company"), Biomet Biologics, LLC, an Indiana limited liability company ("Biologics"), Biomet Fair Lawn LLC, an Indiana limited liability company ("Fair Lawn"), Biomet Leasing, Inc., an Indiana corporation ("Leasing"), Biomet Manufacturing Corporation, an Indiana corporation ("Manufacturing"), Biomet Orthopedics, LLC, an Indiana limited liability company ("Orthopedics"), Biomet Sports Medicine, LLC, an Indiana limited liability company ("Sports"), Biomet U.S. Reconstruction, LLC, an Indiana limited liability company ("Reconstruction"), Biomet Trauma, LLC, an Indiana limited liability company ("Trauma"), EBI, LLC, an Indiana limited liability company ("EBI"), and Implant Innovations Holdings, LLC, an Indiana limited liability company ("Implant" and together with Biologics, Fair Lawn, Leasing, Manufacturing, Orthopedics, Sports, Reconstruction, Trauma and EBI, the "Indiana Guarantors" and, each, an "Indiana Guarantor"), in connection with (i) the Registration Statement on Form S-4 (the “Form S-4 Registration Statement”) being filed today with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in respect to (a) up to U.S. $1,825,000,000 aggregate principal amount of the Company’s 6.5% Senior Notes due 2020 (the “Senior Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s 6.5% Senior Notes due 2020 originally issued on August 8 and October 2, 2012, and (b) up to U.S. $800,000,000 aggregate principal amount of the Company’s 6.5% Senior Subordinated Notes due 2020 (the “Senior Subordinated Exchange Notes”, and together with the Senior Exchange Notes, the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s 6.5% Senior Subordinated Notes due 2020 originally issued on October 2, 2012 and (ii) a Registration Statement on Form S-1 (the “Form S-1 Registration Statement” and, together with the Form S-4 Registration Statement, the “Registration Statements”) being filed today with the Commission pursuant to the Act for the purpose of registering the Exchange Notes under the Securities Act in connection with market-making activities of an affiliate of the Issuer as described in the Form S-1 Registration Statement.

Except as described in this letter, we are not generally familiar with the Company's or the Indiana Guarantors' businesses, records, transactions or activities. Our knowledge of their businesses, records, transactions, and activities is limited to the information that is set forth below and on Exhibit A and that otherwise has been brought to our attention by certificates executed and delivered to us by an officer of each Indiana Guarantor in connection with this opinion letter. We have examined copies, certified or otherwise identified to our satisfaction, of the documents listed in the attached Exhibit A, which is made a part hereof. For the purposes of this opinion letter, the documents listed as items 1 through 4 in Exhibit A are hereinafter referred to collectively as the "Transaction Documents" and the documents listed as items 5 through 11 in Exhibit A are hereinafter referred to collectively as the "Authorization Documents".
In rendering our opinion, we also have examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments. We have made such examination of the laws of the State of Indiana as we deemed relevant for purposes of this opinion letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the laws of the State of Indiana. In addition, no opinion expressed herein is intended or shall be construed to be an opinion on choice of law or conflicts of law.
We have relied upon and assumed the truth and accuracy of the factual representations, certifications and warranties made in the Transaction Documents and the Authorization Documents and have not made any independent investigation or verification of any factual matters stated or represented therein. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts or circumstances or the assumed facts set forth herein, we accept no responsibility to make any such investigation, and no inference as to our knowledge of the existence or absence of such facts or circumstances or of our having made any independent review thereof should be drawn from our representation of the Company or the Indiana Guarantors. Our representation of the Company and the Indiana Guarantors is limited to the transactions contemplated by the Transaction Documents and other matters specifically referred to us by them.
In rendering this opinion letter to you, we have assumed with your permission:
(a)    The genuineness of all signatures, the legal capacity and competency of natural persons executing the Transaction Documents and the Authorization Documents, whether on behalf of themselves or other persons or entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.
(b)    The documents that have been or will be executed and delivered in consummation of the transactions contemplated by the Transaction Documents are or will be identical in all material and relevant respects with the copies of the documents we have examined and on which this opinion is based.

(c)    Each of the Transaction Documents has been completed, executed and delivered in the forms submitted to us for review, with all required schedules and exhibits attached and all blanks appropriately filled in.
(d)    The Authorization Documents are accurate and have not been amended or rescinded.
(e)    The respective factual representations, statements and warranties of the Indiana Guarantors in the Transaction Documents and the Authorization Documents, and in the other documents that we have reviewed, and upon which we have relied, are accurate, complete and truthful.
(f)    All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this opinion letter.
(g)    We have not examined and render no opinion regarding any transaction document incorporated by reference into any of the Transaction Documents (other than as set forth above), and we have assumed, with your permission, that any such document so incorporated does not affect the opinions hereby given.
Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:
1.    Each of the Company, Leasing and Manufacturing (each, an "Indiana Corporation") is a corporation duly incorporated and validly existing under the law of the State of Indiana for which no Articles of Dissolution appear as filed in the Indiana Secretary of State's records.
2.     Each of Biologics, Fair Lawn, Orthopedics, Sports, Reconstruction, Trauma, EBI and Implant (each, an "Indiana LLC") is a limited liability company duly organized and validly existing under the law of the State of Indiana for which no Articles of Dissolution appear as filed in the Indiana Secretary of State's records.
3.    Each Indiana Corporation has all requisite corporate power and corporate authority under the law of the State of Indiana to enter into and deliver the Indentures, the Exchange Notes and the Guarantees to which it is a party and to perform its respective obligations under the guarantees set forth in the Indentures.
4.    Each Indiana LLC has all requisite limited liability company power and limited liability company authority under the law of the State of Indiana to enter into and deliver the Indentures and the Guarantees to which it is a party and to perform its respective obligations under the guarantees set forth in the Indentures.
5.    The execution and delivery by the Company and each Indiana Guarantor of the Exchange Notes and the Indentures to which it is a party and the performance by the Company and such Indiana Guarantor of its obligations thereunder have been duly authorized by all requisite corporate or limited liability company action, as applicable, on the part of the Company and such Indiana Guarantor.
Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation or expand any opinion rendered herein.
A.    We have not considered and do not express an opinion with respect to any Federal or state (including Indiana) securities, tax, or antitrust laws and regulations. Our opinions set forth in this letter are expressly subject to the effect of the application of all Federal and state (including Indiana) securities, tax and antitrust laws and regulations.
B.    We express no opinion as to the legality, validity, binding effect and/or enforceability of any Transaction Document or of the Exchange Notes.
The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein. We express no opinion other than as hereinbefore expressly set forth. No expansion of the opinions expressed herein may or should be made by implication or otherwise.
We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statements and to the reference to this firm in the each of the Registration Statements and the related prospectuses under the heading "LEGAL MATTERS". In giving this consent, we do not imply or admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,

/s/ Ice Miller LLP

EXHIBIT A
LIST OF DOCUMENTS REVIEWED

1.	Registration Statement.

2.
Senior Notes Indenture, dated as of August 8, 2012, among the Company, the Guarantors listed therein and Wells Fargo Bank, National Association, including the guarantees of the Senior Exchange Notes by the Indiana Guarantors ("Indenture I").

3.
First Supplemental Indenture, dated as of October 2, 2012, among the Company, the Guarantors (as defined in the Indenture referred to therein) and Wells Fargo Bank, National Association, including the guarantees of the Senior Exchange Notes by the Indiana Guarantors ("Indenture II").

4.
Senior Subordinated Notes Indenture, dated as of October 2, 2012, among the Company, the Guarantors listed therein and Wells Fargo Bank, National Association, including the guarantees of the Senior Subordinated Exchange Notes by the Indiana Guarantors (together with Indenture I and Indenture II, the "Indentures"). The Indentures include the guarantees of the Exchange Notes by the Guarantors (the "Guarantees").

5.	Certificate of Existence of the Company and each Indiana Guarantor, issued by the Indiana Secretary of State.

6.
Articles of Organization for each Indiana LLC certified by the Indiana Secretary of State to be a true and complete copy of the Articles of Organization of such Indiana LLC, as amended (each, "Articles of Organization").

7.
Articles of Incorporation for each Indiana Corporation certified by the Indiana Secretary of State to be a true and complete copy of the Articles of Incorporation of such Indiana Corporation, as amended (each, "Articles of Incorporation").

8.
Operating Agreement of each Indiana LLC, as certified by an authorized officer of the applicable Indiana LLC as of the date hereof, to be a true and complete copy of the operating agreement of such Indiana LLC.

9.
Bylaws of each Indiana Corporation, as certified by an authorized officer of the applicable Indiana Corporation, as of the date hereof, to be a true and complete copy of the bylaws of such Indiana Corporation.

10.	Unanimous Written Consent of each Indiana Guarantor, as certified by an authorized officer of such Indiana Guarantor as of the date hereof.

11.	Certificate of an officer of each Indiana Guarantor, dated the date hereof, as to certain factual matters.

Exhibit A